EXHIBIT 3.53
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SIG COMBIBLOC INC.
          SIG Combibloc Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), hereby certifies as follows:
     1. The Corporation was formed under the name “Combibloc Inc.”.
     2. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 6, 1983.
     3. A Certificate of Amendment to the Corporation’s certificate of incorporation, changing the name of the Corporation to “SIG Combibloc Inc.”, was filed with the Secretary of State of the State of Delaware on December 24, 1997.
     4. The following Amended and Restated Certificate of Incorporation amends and restates the provisions of the certificate of incorporation of the Corporation and it has been duly adopted by the Board of Directors of the Corporation (the “Board”) and the holders of all of the Corporation’s outstanding common and preferred stock in accordance with the provisions of Sections 228, 242 and 245 of the DGCL. The Certificate of Incorporation is hereby amended and restated to read as follows:
          FIRST: The name of the Corporation is SIG Combibloc Inc. (the “Corporation”).
          SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 93,500 shares divided into three classes of stock as follows:

6% Cumulative Preferred Stock	-	23,500 shares having a par value of $1000 per share

Class A Common Stock	-	35,000 shares having a par value of $100 per share

Class B Common Stock	-	35,000 shares having a par value of $100 per share

The designations and the powers, preferences and rights and the qualifications, limitations or restrictions of each class of stock are as follows:
          1. Preferred Stock Issuable in Series. The 6% Cumulative Preferred Stock may be issued in series, and authority is vested in the Board of Directors, subject to the provisions hereof, from time to time to establish and designate series and to fix the variations in the relative rights, preferences and limitations as between series, in the following respects:
          (a) The number of shares (and whether or not subject to increase or decrease by the Board of Directors) included in any series and the distinctive designation of such series; and
          (b) The date or dates from which dividends thereon shall be cumulative.
Each 6% Cumulative Preferred Share of any series shall be equal to every other share of the same series, except that shares issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Subject to the designations, relative rights, preferences and limitations applicable to separate series, each 6% Cumulative Preferred Share shall be equal to every other such share.
          2. Cumulative Dividends. The holders of 6% Cumulative Preferred Shares of each series shall be entitled to the payment, or the declaration and setting aside of sufficient funds for the payment when funds shall be legally available for the payment of dividends, of cumulative dividends from the date or dates fixed with respect to such series at an annual rate of 6% of the par value thereof, and no more, payable in cash quarterly on the first days of January, April, July and October of each year, for the current and all prior quarterly periods, before any dividend shall be declared upon any Common Shares. If the stated dividends on the 6% Cumulative Preferred Shares of all series outstanding are not paid in full, the shares of all series shall share ratably in the payment of dividends (including accumulations, if any) in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full. Accumulations of dividends shall not bear interest.
          3. Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the 6% Cumulative Preferred Shares of each series shall be entitled to receive payment out of the net assets of the Company (whether from capital or surplus or both) of a liquidation price equal to the par value thereof plus any unpaid accumulated dividends, and no more, before any distribution or payment shall be made to the holders of Common Shares. If the stated amounts payable in such event on the 6% Cumulative Preferred Shares of all series outstanding are not paid in full, the shares of all series shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Neither the merger or consolidation of the Company nor the voluntary sale or conveyance of the Company’s property as an entirety or substantially as an entirety shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of this paragraph.
          4. Redemption and Purchase.
          (a) The Company may, at the election of its Board of Directors, redeem the whole or any part of one or more series of 6% Cumulative Preferred Stock at a redemption price of $1,000 per share; provided that no 6% Cumulative Preferred Stock may be redeemed or purchased by the Company at a time when dividends on any 6% Cumulative Preferred Stock are in arrears. In the event the Company shall elect to redeem less than all the outstanding shares of any series, the shares to be redeemed shall be selected by lot or pro rata (as nearly as may be) or in any other equitable manner determined by the Board of Directors.
          (b) Notice of every such redemption shall be mailed, first class postage prepaid, not less than 30 nor more than 50 days prior to the date fixed for redemption (“redemption date”) to each holder of record of the shares to be redeemed, at his address as the same appears on the record of shareholders; but neither failure to mail any such notice to one or more such holders nor any defect in any such notice shall affect the sufficiency of the proceedings for redemption as to other holders. Each such notice shall state the redemption date, the number of shares of each series to be redeemed, the number of shares to be redeemed from such holder, the redemption price applicable to the shares of each series to be redeemed, the place or places where such shares are to be surrendered for payment of the redemption price, and that dividends on the shares to be redeemed will cease on such redemption date.
          (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) all dividends on the shares so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price and any right of conversion or exchange which may be exercisable up to the close of business on the redemption date) shall cease and determine, and, upon surrender in accordance with said notice of the certificates for any such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require), such shares shall be redeemed by the Company at the redemption price; provided, however, that the Company may include in such notice a statement to the effect that the money required for the payment of the redemption price will be deposited on a specified date, prior to the redemption date, with a specified bank or trust company in trust for the benefit of the holders of the shares so called for redemption. Notice having been given as aforesaid, from and after such deposit the shares so called for redemption shall no longer be deemed to be outstanding, all rights of the holders thereof as shareholders of the Company (except any right of conversion or exchange which may be exercisable after the date of such deposit) shall cease and determine, and the holders of such shares shall look for payment of the redemption price only to the funds so deposited and in no event to the Company unless said funds shall be repaid to the Company as hereinafter provided. The holders of such shares shall not be entitled to any interest allowed by such depositary on money so deposited, but any such interest shall be paid to the Company. Any moneys deposited as aforesaid for the redemption of any shares and remaining unclaimed for two years after the date of such deposit shall then be repaid to the Company upon its request, and the holders of such shares shall thereafter look only to the Company for payment thereof.
          5A. Voting Rights. Each share of Common Stock of each class shall entitle the holder thereof to one vote. A share of 6% Cumulative Preferred Stock shall not entitle the holder thereof to any vote. Except in the election of directors, if any shares of Class A Common Stock are outstanding and any shares of Class B Common Stock are outstanding, the approval of the holders of a majority of the votes attributable to the outstanding shares of such Class A Common Stock and the approval of the holders of a majority of the outstanding shares of Class B Common Stock shall be required with respect to any matter submitted to a vote at a meeting of shareholders or submitted for the consent of shareholders without a meeting. If any shares of Class A Common Stock are outstanding and any shares of Class B Common Stock are outstanding, (1) in any election of directors the holders of a majority of the votes attributable to the outstanding shares of such Class A Common Stock shall be entitled to nominate and elect one-half of the directors of the Company authorized by the By-laws (the “Class A Directors”), and the holders of a majority of the outstanding shares of Class B Common Stock shall be entitled to nominate and elect one-half of the directors of the Company authorized by the By-laws (the “Class B Directors”); (2) only the holders of a majority of the votes attributable to the outstanding shares of such Class A Common Stock shall be entitled to remove with or without cause a Class A Director, and only the holders of a majority of the outstanding shares of Class B Common Stock shall be entitled to remove with or without cause a Class B Director; and (3) vacancies in a class of directors and newly-created directorships in a class resulting from any increase in the authorized number of directors shall be filled by a majority of the directors of such class then in office or by the sole remaining director of such class.
          5B. Voting Rights — If Sole Shareholder. In the event and for the duration of the period that all of the issued and outstanding shares of (i) Class A Common Stock and (ii) Class B Common Stock are held by one shareholder, the provisions of paragraph 5A shall be suspended, and each share of Class A Common Stock and Class B Common Stock held by such holder shall entitle such holder to one vote with respect to any matter submitted to a vote at a meeting of the sole shareholder or submitted for the consent of the sole shareholder without a meeting.
          6. Distributions. Each outstanding share of Class A Common Stock and Class B Common Stock shall be entitled to participate equally without distinction as to class in every dividend or other distribution of the assets of the Company payable to the holders of its Common Stock, including without limitation any partial or complete liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

          FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.
          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.
          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Amended and Restated Certificate of Incorporation otherwise provide.
          (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
          SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned officer of the Corporation has duly executed this Amended and Restated Certificate of Incorporation on the 30th day of October, 2007.

/s/ Dixon F. Miller
Name:	Dixon F. Miller
Title:	Secretary

6